Exhibit 10.37

July 10, 2026

Gregory J. Divis

[***]

[***]

[***]

Re: Offer of Employment

Dear Greg:

On behalf of the Board of Directors (the “Board”) of Mentari Therapeutics, Inc. (the “Company”), I am very pleased to offer you a position as President and Chief Executive Officer of the Company (“CEO”) pursuant to this letter agreement (the “Agreement”), provided you accept such offer as indicated by your signature below.

Your employment with the Company will commence as of July 20, 2026 (the “Effective Date”) and shall continue until terminated in accordance with Section 5 (such period, the “Term”). Should you not commence services upon the Effective Date or if this Agreement is otherwise terminated on or prior to the Effective Date, you hereby agree that this Agreement shall be void ab initio and of no force or effect.

1. Positions.

(a) As CEO, you will report directly to the Board, and you shall have all duties, authorities, and responsibilities customarily associated with such position. This is a full-time employment position. It is understood and agreed that during the Term you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), except as expressly authorized in writing by the Board. Notwithstanding the foregoing, you may engage in religious, charitable and other community activities so long as such activities do not unreasonably interfere or conflict with your obligations to the Company.

(b) You will be appointed as a member of the Board until, pursuant to the terms of the Company’s bylaws, your successor is elected and duly qualified or until your earlier death, disability, resignation or removal. Notwithstanding the foregoing, during the Term you will (i) serve as a member of the Board at all times prior to the Company’s initial public offering or other transaction that results in the Company’s common stock (or any equity securities substituted therefore, including equity securities of an acquiror of the Company) being listed on an established stock exchange and (ii) be nominated by the Board, subject to approval by the Company’s shareholders, to serve as a member of the Board at all times when the Company’s common stock (or any equity securities substituted therefore, including equity securities of an acquiror of the Company) are listed on an established stock exchange. Upon termination of the Term for any reason, you will be deemed to have resigned from the Board unless you and Board mutually agree otherwise.

2. Compensation.

(a) Base Salary. During the Term, the Company will pay you an annualized base salary of seven hundred thousand US dollars ($700,000 USD), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and potential adjustment at the Board’s discretion. Your base salary in effect at any given time is referred to herein as the “Base Salary.”

(b) Annual Bonus. During the Term, you will be eligible to receive an annual performance bonus targeted at sixty percent (60%) of your Base Salary. The target annual bonus in effect at any given time is referred to herein as “Target Bonus.” Your 2026 annual bonus will be prorated based on your employment following the Effective Date. The actual bonus amount is discretionary and may be subject to achievement of performance targets established by the Company for such year. To earn an annual bonus, you must be (except as otherwise provided herein) employed by the Company as of the payment date of such bonus. Any annual bonus will be paid no later than March 15th of the calendar year following the calendar year to which such bonus relates.

(c) Equity. Subject to approval by the Board or a committee thereof, on or as soon as practicable following the Effective Date, the Company will grant to you an initial grant of stock options to purchase shares of the Company’s common stock (the “Options”), at an exercise price per share equal to the then-fair market value of the Company’s common stock as determined by the Board or a committee thereof in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), equal to five percent (5%) of the Company’s fully-diluted equity (rounded to the nearest share and reflecting all outstanding convertible preferred stock, warrants, options and other equity interests that are convertible into or exercisable for common stock on an as-converted and as-exercised basis and accounting for any reverse mergers then contemplated by the Company). The Options will vest twenty-five percent (25%) on the first anniversary of the Effective Date and the remaining seventy-five percent (75%) of the Options will vest ratably on a monthly basis over the following three (3) years; provided, that you continue providing services to the Company through each vesting date. The Options will be governed by the terms of the related award agreements, the applicable equity plan and the terms and conditions approved by the Board or a committee thereof. For the avoidance of doubt, the Company will have no obligation to grant you additional equity awards other than the Options.

(d) Benefits/Paid Time Off. Commencing as of the Effective Date, or as soon as administratively practicable following the establishment of the applicable plans and programs, you will be eligible, subject to the terms of such plans and programs, to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees. If the Company’s group health insurance benefits are not available for enrollment as of the Effective Date, and provided that you timely elect continued coverage under your former employer’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for COBRA premiums actually incurred and paid by you to maintain health insurance coverage for yourself and, if applicable, your eligible dependents, through the date on which you become eligible to enroll in the Company’s group health insurance plan. Once you become eligible to enroll in the Company’s group health insurance plan, you will no longer be eligible to receive COBRA reimbursements under this Section. Any such reimbursements will be subject to applicable law, submission of reasonable documentation, and the Company’s reimbursement procedures. Details of such benefits programs, including applicable employee contributions and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be entitled to paid time off consistent with the terms of the Company’s paid time off policy, as in effect from time to time. The Company reserves the right to modify, limit, amend or cancel any of its benefits plans or programs at any time.

(e) Indemnification. The Company will indemnify you for your service as CEO, as a member of the Board and for such other positions and duties you take on for the Company in accordance with the Company’s bylaws and standard form of indemnification agreement.

3. Expense Reimbursement. The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties in accordance with the policies and procedures then in effect and established by the Company.

4. Location. Your primary work location as CEO will be remote in Florida, provided that you may be required to engage in reasonable travel for business, consistent with the Company’s business needs. You may change your remote work location with prior written notice to and approval from the Board.

5. At-Will Employment; Date of Termination.

(a) At all times, your employment with the Company is “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of this Agreement. Although your job duties, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time (subject to the terms of this Agreement), the “at will” nature of your employment may only be changed in an express written agreement signed by you and an officer of the Company authorized by the Board or an authorized committee thereof. Your last day of employment for any reason is referred to herein as the “Date of Termination.”

(b) To the extent applicable, on the Date of Termination, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

6. Accrued Obligations. In the event of the ending of your employment for any reason, the Company shall pay or provide to you (i) your Base Salary and, if applicable, any accrued but unused vacation, through the Date of Termination, (ii) vested employee benefits in accordance with the terms of the applicable plan or other arrangement and (iii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the “Accrued Obligations”).

7. Severance Pay and Benefits.

(a) Outside of the Change in Control Period. In the event that the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign for Good Reason, in each case outside of the Change in Control Period (as such capitalized terms are defined in Appendix A), then, in addition to the Accrued Obligations, and subject to satisfaction of the Release Requirement (as defined below):

(i) The Company shall pay you an amount equal to twelve (12) months of your Base Salary, payable in substantially equal installments over the twelve (12)-month period following the Date of Termination in accordance with the Company’s regular payroll practices beginning on the Company’s first regularly scheduled payroll date following the date that is sixty (60) days after the Date of Termination; provided, however, that the first installment shall include any amounts that would have been paid following the Date of Termination had such installments commenced on the first regularly scheduled payroll date following the Date of Termination.

(ii) The Company shall pay you any bonus earned but unpaid for the year immediately preceding the year in which the Date of Termination occurs, payable at the time such bonuses are paid to other Company employees.

(iii) The Company shall pay you an annual bonus for the year in which the Date of Termination occurs, pro-rated based on the number of days in such year preceding the Date of Termination over the total number of days in such year, payable at the time such bonuses are paid to other Company employees but in no event later than March 15 of the year following the year in which the Date of Termination occurs.

(iv) Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelve (12)-month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(b) Within the Change in Control Period. In the event that the Company terminates your employment without Cause (and not as a result of your death or Disability) or you resign for Good Reason, in each case within the Change in Control Period, then, in addition to you being entitled to the Accrued Obligations, and subject to satisfaction of the Release Requirement:

(i) The Company shall pay you an amount equal to eighteen (18) months of your Base Salary, payable in a single lump sum payment on the Company’s first regularly scheduled payroll date following the date that is sixty (60) days after the Date of Termination.

(ii) The Company shall pay you any bonus earned but unpaid for the year immediately preceding the year in which the Date of Termination occurs, payable at the time such bonuses are paid to other Company employees.

(iii) The Company shall pay you an annual bonus for the year in which the Date of Termination occurs, pro-rated based on the number of days in such year preceding the Date of Termination over the total number of days in such year, payable at the time such bonuses are paid to other Company employees but in no event later than March 15 of the year following the year in which the Date of Termination occurs.

(iv) Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider(s), the COBRA provider or you a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the eighteen (18)-month anniversary of the Date of Termination; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above. Such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(v) Notwithstanding anything to the contrary in any applicable equity-based award agreement or plan, (i) the unvested portion of all equity or equity-based awards subject solely to time-based vesting shall immediately accelerate and become fully vested or nonforfeitable and (ii) any service-based vesting requirement of all equity or equity-based awards subject to performance-based vesting shall be deemed fully satisfied (with any performance-based vesting conditions subject to the terms of the applicable award agreement), in each case, as of the later of the Date of Termination or the effective date of the Release (as defined below);

(c) Release Requirement. Your receipt of the separation payments and benefits under this Section 7 is subject to your execution and non-revocation of a separation agreement and release in a form acceptable to the Company, which shall include a general release of claims against the Company and all related persons and entities and a reaffirmation of the Covenants (as defined below) and shall provide that if you breach the Covenants, all payments of the following severance pay and benefits shall immediately cease (the “Release”), and the Release becoming irrevocable, all within sixty (60) days after the Date of Termination (or such other period as set forth in the Release) (the “Release Requirement”).

(d) For the avoidance of doubt, Sections 7(a) and 7(b) are mutually exclusive and in no event shall you be entitled to payments or benefits pursuant to both Sections 7(a) and 7(b).

8. Continuing Obligations.

(a) Restrictive Covenant Agreement. As a condition of your employment, you are required to enter into an Invention Assignment, Non-Disclosure, and Business Protection Agreement (the “Covenant Agreement”), which must be signed prior to the Effective Date. For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Covenant Agreement and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Covenants.” You are advised to discuss the Covenant Agreement with an attorney of your choice, and you have had an adequate opportunity to do so prior to executing this Agreement or the Covenant Agreement.

(b) Third Party Agreements and Rights. You hereby confirm that you are not bound by the terms of any agreement with any previous employer or other party which would prevent you from performing your obligations hereunder. You represent to the Company that your execution of this Agreement, your employment with the Company and the performance of your proposed duties for the Company will not violate any obligations you may have to any such previous employer or other party. In your work for the Company, you will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and you will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. You shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were engaged or employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes you may have knowledge or information. Your full cooperation in connection with such claims, actions or investigations shall include being reasonably available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after your engagement and employment, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company. The Company shall reimburse you for any reasonable out-of-pocket expenses incurred in connection with your performance of obligations pursuant to this Section 8(c).

(d) Relief. You agree that it would be difficult to measure any damages caused to the Company which might result from your breach of any of the Covenants, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of the Covenants, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

9. Golden Parachute Taxes.

(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by you pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 10, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including any interest or penalties on such taxes), results in the receipt, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that you pay all taxes at the highest marginal rate. The Company and you shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 9(a)(B) above applies, then based on the information provided to you and the Company by Independent Tax Counsel, the cutback described hereunder will apply as to compensation not subject to Section 409A of the Code prior to compensation subject to Section 409A of the Code and will otherwise apply on a reverse chronological basis from payments latest in time. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 9(b) hereof shall apply, and the enforcement of Section 9(b) shall be the exclusive remedy to the Company.

(b) Adjustments. If, notwithstanding any reduction described in Section 9(a) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the Excise Tax as a result of the receipt of one or more Payments, then you shall be obligated to surrender or pay back to the Company within one hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received from the Payments. If the Excise Tax is not eliminated pursuant to this Section 9(b), you shall pay the Excise Tax.

10. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the additional tax imposed pursuant to Section 409A as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision (without interest), and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with or are exempt from Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.

11. Withholding; Tax Effect. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

12. Recoupment. Amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback or recoupment policies or procedures adopted by the Company, which clawback or recoupment policies may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. No forfeiture or recoupment under such policies or procedures will give rise to a right to resign for Good Reason under this Agreement or any other agreement between you and the Company.

13. Interpretation; Entire Agreement. Upon the Effective Date, this Agreement, together with Appendix A, the Covenant Agreement and the other agreements referenced herein, shall constitute the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. All references to “including” shall be construed as meaning “including without limitation.”

14. Governing Law; Enforcement. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (each, a “Dispute”) will be governed by federal law to the extent applicable and otherwise by Florida law, excluding laws relating to conflicts or choice of law; however, Disputes arising in connection with any equity incentive plan shall be governed by the terms of the applicable equity incentive plan and Disputes in connection with your Board service shall be governed by the applicable law in the state of incorporation of the entity at which the Board is established. You and the Company submit to the exclusive personal jurisdiction of the state courts located in Collier County, Florida or the federal courts located in the Middle District of Florida in connection with any Dispute or any claim related to any Dispute, except for Disputes arising under any equity incentive plan or in connection with your Board service.

15. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets; provided further, that the Company will require any successor to the Company in the case of a merger, consolidation or sale or transfer of all or substantially all of the assets of the Company to assume this Agreement This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

16. Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

17. Enforceability. If any portion or provision of this Agreement (including any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Conditions. You must submit satisfactory proof of your identity, your legal authorization to work in the United States on or prior to the Effective Date, and successfully complete a criminal background check, which you hereby expressly authorize by your execution of this Agreement.

19. Employee Representations. It is the policy of the Company not to solicit or accept proprietary information and/or trade secrets of other companies or third parties. If you have or have had access to trade secrets or other confidential, proprietary information from your former employer or another third party, the use of such information in performing your duties at the Company is prohibited. This may include confidential or proprietary information in the form of documents, magnetic media, software, customer lists, and business plans or strategies. In making this employment offer, the Company has relied on your representation that: (a) you are not currently a party to any agreement that would restrict your ability to accept this offer or to perform services for the Company; (b) you are not subject to any noncompetition or non-solicitation agreement or other restrictive covenants that might restrict your employment by the Company as contemplated by this offer; (c) you have the full right, power and authority to execute and deliver the Agreement and to perform all of your obligations thereunder; and (d) you will not bring with you to the Company or use in the performance of your responsibilities at the Company any materials, documents or work product of a former employer or other third party that are not generally available to the public, unless you have obtained written authorization from such former employer or third party for their possession and use and have provided the Company with a copy of same.

20. Other Terms. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of your employment to the extent necessary to effectuate the terms contained herein. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement. This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

I look forward to continuing to work with you to make the Company a great success.

Sincerely,

/s/ Julianne Bruno
Julianne Bruno
On behalf of the Board of Directors of
Mentari Therapeutics, Inc.

Accepted and acknowledged:

/s/ Gregory J. Divis
Gregory J. Divis

Date: July 10, 2026

APPENDIX A

1. “Cause” means (i) your material dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your commission of, indictment for, conviction of or plea of guilty or nolo contendere with respect to: (A) a felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform in all material respects your assigned duties and responsibilities, which failure continues for 10 days after written notice given to you describing such failure; (iv) your gross negligence, willful misconduct, including unlawful harassment and misappropriation of funds or property of the Company or any of its affiliates that results in or is reasonably anticipated to result in material harm to the Company; or (v) your violation of any material provision of any agreement(s) between you and the Company or any written Company policies, including the Covenants.

2. “Change in Control” has the meaning set forth in the Company’s 2025 Equity Incentive Plan (or the meaning provided to any word of similar import under any successor plan); provided, however, that such Change in Control must also constitute a “change in control event” within the meaning of Section 409A.

3. “Change in Control Period” means the period beginning three (3) months before and ending twelve (12) months after the consummation of the first event constituting a Change in Control.

4. “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Code.

5. “Good Reason” means that you have complied with the Good Reason Process (hereinafter defined) following the occurrence, without your written consent, of any of the following events: (i) a material diminution in your Base Salary or Target Bonus; (ii) a requirement that you change your remote location to a location that is not located within twenty-five (25) miles of your residence in Naples, Florida; (iii) a material reduction in your title, duties, authority or responsibilities; or (iv) the material breach of this Agreement (or any other agreements with you) by the Company.

6. “Good Reason Process” means that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.